Exhibit 4.2

EXECUTION VERSION

WMG HOLDINGS CORP.,

as the Issuer,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

_________________________

FIFTH SUPPLEMENTAL INDENTURE

Dated as of May 7, 2014

TO

INDENTURE

Dated as of July 20, 2011

as amended
_________________________

13.75% Senior Notes due 2019

FIFTH SUPPLEMENTAL INDENTURE, dated as of May 7, 2014 (this “Fifth Supplemental Indenture”), between WMG Holdings Corp., a corporation organized duly organized and existing under the laws of the state of Delaware (and its successors and assigns) (the “Issuer”); and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have entered into an Indenture, dated as of July 20, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 13.75% Senior Notes due 2019 (the “Notes”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture;

WHEREAS, the Issuer desires to execute and deliver an amendment to the Indenture for the purposes of (i) correcting a defect or inconsistency in Section 3.03 of the Indenture and (ii) conforming the relevant text of Section 3.03 of the Indenture to the corresponding provision of the “Description of Notes” section of the confidential offering circular, dated July 14, 2011, related to the offering and sale of the Notes;

WHEREAS, the Issuer desires to amend the Indenture, for good and valuable consideration, as set forth in Article I hereof;

WHEREAS, the execution and delivery of this Fifth Supplemental Indenture has been duly authorized by the Issuer and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, pursuant to Section 9.01(1) and/or Section 9.01(6) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without notice to or the consent of any Holder.

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1.    Amendment of Section 3.03.  The text of the final paragraph of Section 3.03 of the Indenture is hereby amended and restated in its entirety pursuant to Section 9.01(1) and/or Section 9.01(6) of the Indenture to read as follows:

“The notice, if mailed in a manner herein provided or transmitted electronically, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronically or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.”

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1    Effect of Supplemental Indenture.

From and after the date first written above, the Indenture shall be amended and supplemented in accordance herewith.  Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Fifth Supplemental Indenture unless the context otherwise requires.  The Indenture as amended and supplemented by this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Fifth Supplemental Indenture shall be bound thereby.

Section 2.2    Effectiveness.

This Fifth Supplemental Indenture shall become effective and binding on the Issuer, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture on the date first written above.

Section 2.3    Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.4    Confirmation of Indenture.

The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5    Conflict with Trust Indenture Act.

If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required or deemed to be included in this Fifth Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6    Severability.

In case any one or more of the provisions in this Fifth Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7    Successors.

All agreements of the Issuer in this Fifth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.

Section 2.8    Certain Duties and Responsibilities of the Trustee.

In entering into this Fifth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Fifth Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture.  The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9    Governing Law.

This Fifth Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.10    Duplicate Originals.

All parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.11    Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written.

WMG HOLDINGS CORP., as Issuer
By:	/s/ Paul M. Robinson
	Name:	Paul M. Robinson
	Title:	Executive Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Authorized Signatory

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